LICENSING AND MARKETING AGREEMENT
                          ---------------------------------
                             WITH TECHNICAL SUPPORT
                             ----------------------

         THIS AGREEMENT is made and entered into this 5TH day of January, 1997, by and between NDS SOFTWARE, INC., a Nevada Corporation (NDS), and IPONG INTERNATIONAL, INC., a Nevada Corporation (hereinafter collectively referred to as LICENSEE).

         WHEREAS, NDS has partially developed and owns all proprietary rights in an interactive advertising game for use on the Internet, commonly known as "IPONG", as more fully defined and referred to hereinafter as the "PRODUCT";

         WHEREAS, LICENSEE is desirous of obtaining an exclusive license from NDS for development, use and marketing of the PRODUCT and assignment of associated trade names and trademarks therefore;

         WHEREAS, NDS has experience in developing an Internet "website" and agrees to provide technical services to LICENSEE in areas of product development, website support and management to complete development of the PRODUCT; and,

         WHEREAS, LICENSEE has experience in marketing, management and financing of products and services and the parties are desirous of pursuing the potentials of the PRODUCT through their respective capabilities to complete the development and commence marketing of the PRODUCT for their mutual benefit;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                   I . TERM OF AGREEMENT: This Agreement shall be effective for an initial term of ten (10) years from the date hereof, and shall automatically renew for a like term unless and until either party provides thirty (30) days written notice of termination to the other.

                   2. DEFINITIONS: As used herein, the following definitions shall apply:

         2.1. PRODUCT shall mean collectively the Software and Documentation (as hereinafter defined).

         2.2. SOFTWARE shall mean the software commonly known as "IPONG" and identified on SCHEDULE A, annexed hereto and made a part hereof, in object and source code forms, and shall include all updates and revisions thereto supplied by NDS during the term hereof, and all permitted copies of the foregoing.

         2.3. DOCUMENTATION shall mean all documentation, other than the Software, related to the Software supplied or developed by NDS hereunder.

         2.4. LIVE DATE shall mean the date that the website for the PRODUCT becomes functional and can be accessed on the Internet by the public, but does not include completion of advertiser graphics or banner ads, player profile data, or category questions required to play the game.

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         2.5. WORK REQUEST shall mean the document, in a form acceptable to NDS, requesting and defining the scope of services requested by LICENSEE and to be rendered by NDS pursuant to the terms of this Agreement, including technical support, product development, management consulting, and change modifications or enhancements to the PRODUCT.

                  3. LICENSE : NDS hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license to develop, use and market the PRODUCT during the term hereof, subject to the terms and conditions set forth herein.

                  4. LICENSE FFES, CHARGES AND TAXES:

          4. 1. LICENSE FEE: LICENSEE shall pay to NDS the following percentage of gross revenues from sales: 7 % for the first year after live date, 10 % for the second year, and 15 % thereafter. The LICENSE FEE shall be due and payable quarterly within fifteen (15) business days of the end of each quarter. Additionally, LICENSEE shall pay $58,333.00 per month to NDS for one year beginning January 5, 1997 and accruing January 1, 199_, the first payment due upon financing and each month in arrears thereafter. At the time of payment of any installment, LICENSEE shall render an accounting to NDS of revenues derived from the PRODUCT from any source with all supporting documentation, in the medium, form and manner as may reasonably be requested by NDS.

         4.2. TECHNICAL SUPPORT FEES: LICENSEE shall pay the following amounts for the respective technical support services provided by NDS pursuant to any work request:

                  4.2.1. Webpage development, website changes or customization, and management consulting at a rate of $125.00 per hour; and,

                  4.2.2. Questions development at a rate of $0.50 per question.

 Technical support fees shall be due and payable by LICENSEE within ten (10) business days after receipt of an invoice for services from NDS. The technical support fees shall be adjusted upward annually according to the "best price" offered by and changed by NDS to its preferred vendors, which shall not exceed an increase of 10% over the amount charged in the previous year. Failure by the LICENSEE to pay NDS any sum, when or as due, under this Paragraph 4.2 shall entitle NDS, at its election, to stop work until payment is made without liability for any damages or being considered in breach of contract.

         4.3. WEBSITE FEES: LICENSEE shall pay to NDS the sum of $20,000.00 per month for the day-to-day management and operation of the website on a twenty four hours per day, seven days per week basis beginning on live date. Website fees shall be due and payable on the first of each month without demand, and will be considered past due if not paid within fifteen (15) days of the due date.

         4-4. PAYMENT TERMS: LICENSEE shall be responsible for payment of all applicable state and federal taxes, fees, charges and assessments attributable to the PRODUCT, including without limitation, personal property taxes, registration and other licensing fees. Any amounts not paid when due shall bear interest at a rate of 12% per annum, and all payments shall first be applied to principal then to accrued interest. Any unpaid balance outstanding for more than 90 days shall be considered a breach of this Agreement.

         4.5. INVOICES FOR TECHNICAL SUPPORT: On or about the first day of each

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month, NDS will prepare and submit an invoice for technical support to LICENSEE estimating the costs, charges and fee to be incurred by NDS during that month. In addition, on or about the tenth of each month, NDS shall prepare and submit to LICENSEE a reconciliation statement setting forth the actual charges, costs and fees incurred during the previous month. Any differences between the estimated amounts and actual amounts for a particular month shall be adjusted on the next month's invoice. NDS will submit the final invoice to LICENSEE within 10 days following the end of the month. All invoices for technical support fees will be due and LICENSEE shall pay them within 15 days after each invoice is received by LICENSEE. In the event of a dispute over any invoice, LICENSEE shall pay timely that portion not in dispute and the parties shall make every effort to settle the dispute within 20 days.

                  5. LICENSEE OBLIGATIONS

         5. 1. WEBSITE: LICENSEE shall immediately purchase all necessary computer and Internet hardware equipment and on-line services as needed and recommended by NDS to establish and construct the website for operation of the PRODUCT. LICENSEE agrees to retain NDS on an exclusive basis to operate the website after the live date and all services provided by NDS in this regard shall be paid by LICENSEE as set forth in Article 4 herein. LICENSEE shall provide for and be responsible to pay all costs and expenses attributable to the operation of the website including, without limitation, telephone costs and charges, rental for space occupied by the website, utilities, security, maintenance of equipment and hardware, and all costs for insurance. LICENSEE shall obtain adequate office space (if necessary) in a satisfactory location as determined by NDS.

         5.2. TECHNICAL SUPPORT/PRODUCT DEVELOPMENT: LICENSEE agrees to retain NDS on an exclusive basis prior to and after the live date to provide finish graphics for advertisers, question development, webpage development, and any enhancements, changes, modifications, or customization of the PRODUCT or website as may be requested by LICENSEE or any advertisers. NDS shall also provide website management consulting as requested by LICENSEE. All services provided by NDS shall be paid by LICENSEE as set forth in Article 4 herein. In the event NDS agrees to provide any service by a specific date but fails to deliver as promised, LICENSEE may out-source the particular work request to a third party; provided, however, that any further services shall continue to be provided exclusively by NDS unless otherwise mutually agreed by the parties.

         5.3. MARKETING OF PRODUCT: LICENSEE shall obtain an opinion of counsel as to the legality of the PRODUCT as to gambling and prize pool aspects prior to performing any marketing of the PRODUCT. NDS shall immediately apply for and obtain and keep current all appropriate Copyright and Patent registrations for the PRODUCT and any enhancements, upgrades or modifications thereto on behalf of and in the name of NDS as owner.

         5.4. PRIZE FUND POOL: LICENSEE shall at all times maintain and disburse the prize fund pool as a trust account with applicable fiduciary duties. Irrespective of this obligation, nothing herein is to be construed as conferring any claim, cause or right of action upon or for any person or entity directly or indirectly against NDS arising or resulting from the PRODUCT for prize money or any other benefit or compensation, and LICENSEE expressly agrees to indemnify NDS for any such damages or claims pursuant to Articles I and 13 hereof.

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

         5.5. LICENSEE'S REPRESENTATIVES: LICENSEE shall, at its own expense, appoint in writing an individual, hereinafter referred to as &~ "LICENSEE'S REPRESENTATIVE" who shall be authorized to act on behalf of LICENSEE with whom NDS may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon LICENSEE as to all matters pertaining to this Agreement and the performance of the parties hereunder.

         5.6. ACCOUNTING: LICENSEE shall maintain and keep available adequate books and records according to generally accepted accounting principles for all revenue generated or attributable to the PRODUCT. LICENSEE shall preserve and maintain such records for inspection for a minimum of 3 years or such further period of time as NDS may designate in writing. NDS shall have the right to audit the books and records during normal business hours upon 5 days written notice. In the event the audit results exceed the revenue amounts declared by LICENSEE by an amount equal to or greater than 4 %, LICENSEE shall reimburse NDS for the cost of the audit out of its portion of the net revenues.

         5.7. COMPLIANCE WITH LAW: LICENSEE hereby warrants and represents that it shall conduct or operate the PRODUCT in compliance with any and all applicable federal, state and local laws, rules and regulations.

                  6. NDS OBLIGATIONS

         6. 1. WEBSITE: Subject to LICENSEE'S continued performance of all obligations hereunder, NDS shall establish the website by connecting all hardware and installing all programming necessary for operation of the PRODUCT on the Internet. Such technical support services provided by NDS in this regard shall be paid by LICENSEE as set forth in Article 4 herein.

         6.2. PRODUCT DEVELOPMENT: NDS shall complete the basic development of the PRODUCT, without charge, to the live date, including basic webpage graphics and button functions. The PRODUCT shall be considered complete and delivered to LICENSEE upon the live date. Any further enhancements, changes, customizing or modifications shall be performed by NDS as technical support at the rates set forth herein.

         6.3. WORK REQUESTS: NDS agrees to exercise due diligence in meeting the estimated completion schedule agreed upon the parties in any work request. NDS shall, subject to the terms and provisions of this Agreement, furnish the services of all necessary principals, lead professionals, programmers and other personnel necessary for the performance of the services.

         6.4. NDS REPRESENTATIVE: NDS shall appoint, in writing, one or more individuals who shall be authorized to act on behalf of NDS and with whom LICENSEE may consult at all reasonable times, and whose instructions, requests and decisions win be binding upon NDS as to all matters pertaining to this Agreement and the performance of the parties hereunder.

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                   7. PROTECTION OF PROPRIETARY INTERESTS

         7. 1 LICENSEE acknowledges that the PRODUCT and all permitted copies thereof are NDS'S exclusive property. LICENSEE shall not disclose or make available to third parties the PRODUCT or any portion thereof without NDS'S prior written consent. It is the intent of this Agreement that NDS retain exclusive ownership rights to the" PRODUCT and nothing herein is to be in any way construed as creating any right, title, claim or interest of LICENSEE whatsoever in the PRODUCT or any other proprietary rights of NDS, except as otherwise expressly stated herein.

         7.2. Upon any termination, cancellation or expiration of this Agreement, LICENSEE shall return the PRODUCT and all copies thereof to NDS, or destroy the same and submit evidence thereof to NDS.

         7.3. The parties acknowledge that NDS shall continue to own all proprietary interests in the PRODUCT and NDS shall use its best efforts and every means to protect the PRODUCT from infringement by others.

                  8. CONFIDENTIALITY. The parties agree that, during the term of this Agreement or any extensions hereof, and for a period of three (3) years thereafter, each will keep confidential any information which they obtain from the other or any of their subsidiaries, sister corporations or concerns, now or hereafter existing or created, concerning their properties, assets, proprietary assets, source codes, data bases, copyrights, business methods and trade secrets. Upon termination hereof the parties will return to the other all written matter regarding their respective businesses obtained by them in connection with the negotiation, consummation or performance of this Agreement. The parties shall retain all patents, copyrights, trade secrets, license and any other rights to their respective programs and enhancements thereto.

                  9. EXCLUSIVITY. During the term of this Agreement and any extensions hereof, and for a period of three (3) years thereafter, the parties agree not to directly or indirectly solicit business from, engage in business with, or divert business from any current or future customers of either party with regard to the parties' products, and that neither party will participate as a shareholder, partner, employee, consultant or otherwise in any enterprise engaging in activities that would violate this provision if engaged in them directly. This covenant shall be applicable to the entire United States Of America on the basis that the parties sell or expect to sell the PRODUCT nationally and world wide, and the parties acknowledge and agree that the scope of this covenant in time and geographic area is reasonable given the special relationship of the parties and the nature of the Internet.

                  10. REPRESENTATTONS AND WARRANTIES. The parties hereby agree to the following representations and warranties:

         10. 1. RIGHT TO GRANT: NDS has an unrestricted exclusive right to use, execute and reproduce its product, enhancements and upgrades thereof, and to sell, lease or otherwise distribute the PRODUCT without obligation or restriction of any kind. NDS is the sole and exclusive owner of and has good and marketable title to the PRODUCT and is duly authorized and empowered to lease the rights to the PRODUCT without the consent of any other person or entity; and, there are no debts, liens, encumbrances or obligations against the PRODUCT and NDS has paid all taxes, charges, debts and other assessments as may be attributed thereto and that all debts and obligations relating thereto are and will remain fully satisfied. the PRODUCT is not subject to any permits, licenses, subscriptions or grants of use or any right whatsoever other than as otherwise described herein and NDS has not sold or granted any interest, whether in total or in part, in any portion of the PRODUCT to any person or entity.

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          10.2. INFRINGEMENT: Except as otherwise provided herein, NDS hereby disclaims all warranties or representations, and Optionee acknowledges and accepts such disclaimer, that use of the PRODUCT does not conflict or otherwise infringe in any way with the trademarks, trade names, copyright, or other proprietary rights, nondisclosure or other rights or interest of any other person or entity. The parties acknowledge that confirmation of the non-infringing nature or status of the PRODUCT shall be the obligation of LICENSEE and LICENSEE assumes all risk associated with the possibility of the infringing nature of the PRODUCT, if any. In the event the PRODUCT constitutes an infringement of the trademarks, trade names, copyright, or other proprietary rights or other interest of any other person or entity, the parties agree that LICENSEE'S sole and exclusive remedy shall be to change the PRODUCT to a non-infringing nature and proceed according to the terms of this Agreement, or, if the infringing aspect cannot be cured, to cancel and rescind this Agreement between the parties without further liability to NDS. In no event shall NDS be liable for any damages arising from the causes described in this Paragraph 9.1 and LICENSEE expressly agrees to indemnify, defend and hold NDS harmless from and waives any claims for such damages.

          10.2. COMPLIANCE WITH LAW: Except as otherwise provided herein, NDS hereby disclaims all warranties or representations, and Optionee acknowledges and accepts such disclaimer, that the PRODUCT has been and presently is in compliance with all applicable federal, state or local laws, rules and regulations. The parties acknowledge that confirmation of the legal nature or status of the PRODUCT, as gambling or otherwise, shall be the obligation of Optionee. In the event the PRODUCT is considered illegal, the parties agree that the sole and exclusive remedy shall be to terminate the Agreement between the parties according to the terms thereof. In no event shall NDS be liable for any damages arising from the causes described in this Paragraph 9.2 and Optionee expressly agrees to indemnify, defend and hold NDS harmless from and waives any claims for any such damages.

          10.3. DEVELOPMENT RESTRICTION: The parties agree, on behalf of themselves, their affiliated companies, officers, directors, consultants or employees, successors and assigns, not to develop products or services competitive to the PRODUCT, directly or indirectly, either for itself or any third party during the term of this Agreement or any extension, renewal or modification hereof.

         10.4. CORPORATE AUTHORITY: The parties are corporations duly organized, validly existing, and in good standing under the laws of the state of their incorporation and have full corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. This Agreement constitutes a valid and binding obligation of the parties and performance hereunder will not violate any provision of the parties' respective Articles Of Incorporation, Bylaws, or other agreements or commitments.

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          10.5. PRODUCT STATUS: LICENSEE acknowledges and agrees that: (1) the
PRODUCT is not fully operational nor tested and the possibility exists that the PRODUCT may not perform entirely as designed; (2) the likelihood or probability of the success of the PRODUCT is unknown because of the competitive and volatile nature of the Internet; (3) LICENSEE is familiar with product development and marketing and has informed itself to its satisfaction of the risks associated with the PRODUCT; (4) LICENSEE is not relying on any representations by NDS as to the probability of success of the PRODUCT and expressly accepts and assumes all such risks and releases and holds NDS harmless from all damages that may be incurred as a result thereof.

          10.6. TEMPORARY INTERRUPTION: LICENSEE acknowledges that temporary interruption of the website may occur whether caused by hardware, software, or environmental anomalies. In such event, NDS agrees to provide such technical support as needed to address any temporary interruption as soon as possible after notification by LICENSEE pursuant to the provisions hereof. In no event shall NDS be liable for any claims or damages that may result from any interruption of the website, regardless of cause, and LICENSEE hereby releases NDS and waives any and all claims against NDS therefor.

                  11. TERMINATION/CANCELLATION

          11. 1. NDS may terminate/cancel this Agreement and any license granted hereunder if

                  11.1.1. LICENSEE is in default of any material provision hereof and such default is not cured within 30 days after NDS gives LICENSEE written notice thereof; or,

                  11.1.2. LICENSEE becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law.

                  11.1.3. LICENSEE is in breach of any of the terms and conditions of the Option Agreement executed between NDS and EPONG, which Agreement is incorporated herein by reference as though set forth fully.

         11.2. Should this Agreement be so terminated, NDS shall be paid for all costs incurred to date of termination for technical services, including any reasonable cancellation charges and any reasonable costs incurred in terminating any service or work under any work request, plus a fee of 10% of the total of such costs, and a proportional amount of other fees payable hereunder.

         11.3. In the event of any termination/cancellation hereof or any license granted hereunder, LICENSEE shall comply with all provisions of this Agreement regarding termination. IN NO EVENT WILL THE LIABILITY OF NDS IN CONNECTION WITH THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO NDS UNDER THIS AGREEMENT. The limitation is an exclusive remedy and applies to all causes of action in the aggregate, including without limitation, breach of contract, breach of warranty, negligence, strict liability, or any other cause, excluding the misrepresentation or intentional conduct of NDS.

                  12. WARRANTY

         12. 1. WARRANTY FOR TECHNICAL SUPPORT SERVICES: NDS guarantees that the technical support services provided by NDS shall be performed in accordance with sound practices. Following completion of any service pursuant to any work request, if the work does not so conform or the end result is not successful, and the same is reported to NDS by LICENSEE in writing within 15 days after the nonconformity was or should have been discovered, NDS shall, at no cost to LICENSEE and as soon as reasonably possible after receipt of such report from LICENSEE, supply reasonable technical support required to correct such nonconformity, if possible. If, in NDS'S opinion, the work request cannot be accomplished using reasonable commercial efforts, then no further attempts to cure shall be required and LICENSEE waives and releases NDS from any and all claims for reimbursement or damages incurred thereby. If the nonconformity is caused by hardware problems, NDS shall replace any hardware necessary to correct the problem, at LICENSEE'S expense.

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         12.2. LIMITATION OF REMEDIES: ALL WARRANTIES OR GUARANTEES MADE BY NDS
IN CONNECTION WITH ITS SERVICES ARE LIMITED TO THOSE SET FORTH IN THIS ARTICLE
11. NDS MAKES NO OTHER WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, WHETHER FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         12.3. CONSEQUENTIAL DAMAGES: Notwithstanding anything to the contrary stated herein, in no case shall NDS be liable for any indirect, special, contingent or consequential or other indirect damages including, without limitation, damages for loss of profit, revenue or product, operating costs and downtime arising out of or related to this Agreement or the performance or breach thereof, even if NDS has been advised of the possibility thereof, and however the same may be caused, including, without limitation, the fault or concurrent or sole negligence of NDS, its subcontractors or vendors.

         12.4. EXCLUSIVE REMEDIES: For the breach of any warranty or guarantee or any other breach of any term or provision hereof by NDS, LICENSEE shall be restricted to the remedies expressly set forth in this Agreement and specifically this Article 11 as LICENSEE'S sole and exclusive remedies. LICENSEE hereby waives any and all other rights or remedies it may have, whether at law or in equity, against NDS, regardless of cause, including the breach of contract, the sole or concurrent negligence of NDS, but excluding the willful misconduct of NDS.

                  13. INSURANCE AND LIABILITY

         13. 1. COMMITMENT OF INSURANCE: Commencing with acquisition of rental space for establishment of the website and continuing until termination of this Agreement, both parties shall maintain standard insurance policies as follows:

                  13.1.1. Workers' Compensation insurance covering injury to or occupational disease or death of all employees engaged in providing services in accordance with the statutory requirements of the state or states in which the services are to be performed, including Employers' Liability Insurance with a limit of liability of $500,000.00.

                  13.1.2. Comprehensive Liability Insurance (including bodily and personal injury, property damage, owned, non-owned, leased or hired automobiles, contractual liability, completed operations liability, and contractor's protective liability) insuring the parties' liability for loss or damage to property and injury to or death of third parties. Such coverage shall provide a limit of $1,000,000.00 combined single limit bodily injury and property damage for each occurrence subject to an aggregate limit of $1,000,000.00.

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         13.3. CERTIRCATES AND POLICY RENEWALS: The foregoing insurance shall be maintained with carriers satisfactory to the other party and the terms of coverage shall be evidenced by certificates to be furnished to each party. Such certificates shall provide that ten (10) days' written notice shall be given to the other party prior to the cancellation of any policy.

         13.4. INDEMNITY: Anything in this Agreement to the contrary notwithstanding, LICENSEE hereby agrees to defend, indemnify and hold harmless NDS, its subsidiaries, subcontractors and vendors, and their directors, officers, employees, agents and representatives, from and against any and all claims, losses, fines, penalties, expense (including attorney's fees), or liabilities on account of injury to or death of persons (including the employees of LICENSEE, NDS, and its subcontractors and vendors), damage to or loss of property arising by any reason or by failure to comply with any law or regulation or on account of actual or alleged contamination, pollution, public or private nuisance, exposure to and/or hazardous substances at LICENSEE'S operations whether or not related to NDS'S, its subcontractors' or vendors' performance of the services under this Agreement, and irrespective of whether or not due to NDS'S, its subcontractors or vendors' breach of contract, tort (including sole or concurrent negligence), strict liability or otherwise. Subrogation against NDS, its subcontractors or vendors under any and ad of LICENSEE'S insurance for such losses or claims shall be, and is hereby, waived and LICENSEE represents it has the authority to so waive such claims. The indemnity provisions of this Agreement shall apply to any such subrogation claim.

         13.5. INFRINGEMENT: NDS agrees to indemnify, defend and hold harmless LICENSEE for any and all damages, costs and attorney fees incurred arising out of any adverse claim or action commenced against or including LICENSEE regarding any claim of infringement of copyright, trademark, trade name, or other proprietary interest pertaining to the PRODUCT.

         13.6. LICENSEE'S PROPERTY: As between NDS and LICENSEE, LICENSEE assumes responsibility for and hereby releases NDS from all loss of or damage to or caused by LICENSEE'S property, however such loss or damage shall occur, including the fault, breach of contract, tort (including the concurrent or sole and exclusive negligence), strict liability or otherwise of NDS.

                  14. MISCELLANOUS.

         14.1. NOTICE: Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

          NDS SOFTWARE                       IPONG
          GREG JOHNSON, CEO                  BRIAN C. KELLY, PRESIDENT
          2241 Park Place, Suite E           One East Liberty Street, Suite 416
          Minden, NV 89423                   Reno, NV 89501

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         14.2. CHOICE OF LAW: This Agreement shall be construed under the laws of the State Of Nevada and any action brought by the parties hereunder shall be brought in the Ninth Judicial District Court located in Minden, Douglas County, Nevada. The parties agree that this document is executed and shall be performed in Douglas County, Nevada.

         14.3. AMENDMENTS: This Agreement may be altered, amended, restated, or modified in writing signed by the parties.

         14.4. WAIVER: Any failure on the part of either party hereto to comply with any of their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         14.5. BROKERS: Each of the parties represents to the other parties that no broker or finder has acted for them in connection with this Agreement and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by such party.

         14.6. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged specifically referencing this Agreement.

          14.7. INTERPRETATION: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          14.8. ASSIGNMENT: Except as expressly provided for herein, this Agreement shall not be assignable by either party without the prior written consent of the other party hereto. No assignment of this Agreement shall relieve the assignor until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Additionally, NDS may subcontract any portion of the work provided that any such subcontractor is disclosed to and approved by LICENSEE prior to the provision of any services under this Agreement.

          IN WITNESS WBEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NDS SOFIVARE, INC.,                                  IPONG INTERNATIONAL, INC.,
a Nevada Corporation                                 a Nevada Corporation
BY:/S/ Greg Johnson                                  BY:/S/ Brian Kelly
--------------------------                           ---------------------------
GREG JOHNSON, Chairman/CE0                           BRIAN C. KELLY, President


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